Exhibit 10.1

Second Addendum to the June 6, 2018 Funding Agreement – Xantis Aion Securitisation Fund

United Kingdom, November 8, 2019.

Between:

1.	Argentum 47, Inc. (“Company”) formerly known as Global Equity International Inc., a corporation organized under the laws of the State of Nevada, United States of America, whose current principal place of business is 34 St. Augustines Gate, Hedon, HU12 8EX, Hull, United Kingdom.

And:

2.	Xantis S.A. a company incorporated under the laws of Luxembourg that is the legally appointed fund management company of Xantis Aion Securitisation Fund (“Fund”), having its registered office located in 75 Parc d'Activités, L-8308 Capellen, Grand Duchy of Luxembourg

Herein, both parties will be referred to as the “Parties”.

Whereas, on June 6, 2018 the Company entered into a funding agreement with Xantis S.A. a company incorporated under the laws of Luxembourg that is the legally appointed fund management company of Xantis Aion Securitisation Fund; and

Whereas, on October 10, 2018 the Company received U.S.$653,039.50 from the Fund relating to a second tranche of funding pertaining to the June 6, 2018 funding agreement; and

Whereas, on October 11, 2019, this second tranche of funding was to be converted to equity of the Company at a rate of U.S.$0.02 per share as per the terms and conditions of the June 6, 2018 funding agreement but instead, on October 9, 2019, the Company and Xantis entered into an addendum agreeing to extend the conversion of the second tranche of funding, pertaining to the June 6, 2018 funding agreement, for 30 calendar days (until November 9, 2019); and

Whereas, to date, the Company and the Xantis are still negotiating a new funding agreement for the acquisition of a London City (United Kingdom) based Independent Financial Advisory (IFA) and Discretionary Fund Management (DFM) firm that administrates circa 180,000,000 GBP of Funds; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	Due to the ongoing negotiations of a new funding agreement, the Company agrees to once again defer the conversion of the second tranche of the June 6, 2018 funding agreement until Friday, December 13, 2019.

2.	If the Fund and the Company are able to reach a consensus on the terms and conditions of a new funding agreement that satisfies both parties and a new agreement is effectively executed on or before the December 13, 2019 deadline for funding amounting to a minimum of 250,000 GBP (approximately U.S.$321,000) to be funded on or before this date as per the terms of the new agreement, then the Company will defer the conversion of the second tranche of the June 6, 2018 funding agreement for a further two (2) years and one (1) day from the date that the new funding agreement is fully executed. In this case, the conversion price of the second tranche of the June 6, 2018 funding agreement into common shares of the Company will be equivalent to the closing market price two days prior the new conversion date.

3.	If the Fund and the Company cannot reach a consensus regarding the terms and conditions of the new funding agreement that satisfies both parties on or before December 13, 2019 and also the initial tranche amounting to a minimum of 250,000 GBP (approximately U.S.$321,000) is not effectively funded on or before this date, the Company will automatically convert the second tranche of the June 6, 2018 funding agreement on December 16, 2019. This conversion into common shares of the Company will be at a rate of U.S.$0.02 per share as per the terms and conditions of the June 6, 2018 funding agreement.

4.	This second addendum to the June 6, 2018 funding agreement will be duly filed via a Form 8-K with the SEC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

Argentum 47, Inc.

/s/ Enzo Taddei
Mr. Enzo Taddei – Director

Xantis S.A.

/s/ Eva Fridrich
Miss Eva Fridrich - Director

/s/ David Evans
Mr. David Evans - Director